   News Release

CONTACTS:
Investors:
      Joe Selner, Chief Financial Officer
      920-491-7120
Media:
      Jon Drayna, Corporate Communications
      920-491-7006

      Associated Banc-Corp Board sets 25-cent dividend

        GREEN BAY, Wis. – July 28, 2004 – The Board of Directors of Associated Banc-Corp (NASDAQ: ASBC) today declared a regular 25-cent cash dividend, payable Aug. 16 to shareholders of record Aug. 6. It is the company’s 138th consecutive cash dividend, and represents an increase of 10.3 percent over the year-earlier dividend.

        Associated Banc-Corp, headquartered in Green Bay, Wis., is a diversified multibank holding company with total assets of $15.5 billion. Associated has more than 200 banking offices serving more than 150 communities in Wisconsin, Illinois, and Minnesota. The company offers a full range of traditional banking services and a variety of other financial products and services. More information about Associated Banc-Corp is available at www.AssociatedBank.com.